 Exhibit 5.1

Loeb&Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

September 17, 2021

Trident Acquisitions Corp. One Liberty Plaza, 165 Broadway St, 23rd Floor, New York, NY 10006

Ladies and Gentlemen:

We have acted as special counsel to Trident Acquisitions Corp., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-4, File No. 333-257734 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 50,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to that certain Business Combination Agreement, dated February 21, 2021, by and among the Company, Trident Merger Sub II Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, and AutoLotto, Inc., a Delaware corporation.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when issued and delivered in accordance with the terms of the Business Combination Agreement, the Shares will be validly issued, fully paid and non-assessable.

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September 17, 2021 Page 2

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP